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                                 CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (this "Agreement") is executed this 1st day of March, 1998, by and among Sierra Primary Care Medical Group, A Medical Corporation., a California professional corporation (hereinafter referred to as "Sierra"), Sinnadurai E. Moorthy, M.D. (hereinafter referred to as "Physician"), and S. E. Moorthy, M.D., Inc., a California professional corporation (hereinafter referred to as the "Company").

                                   R E C I T A L S

     A. Sierra owns and operates a medical practice, under the name Sierra Primary Care Medical Group, A Medical Corporation (the "Practice"), located at 1037 East Palmdale Blvd., Palmdale, California 93550; 44469 10th Street West, Lancaster, California; and 44471 10th Street West, Lancaster, California.

     B.   Physician is the sole shareholder of Company.

     C. Physician was formerly a shareholder of Sierra, but sold his shares to Prospect Medical Group, Inc., a California professional corporation;

     D. Following such sale, Sierra obtained the services of Physician, and Physician was employed by Sierra, upon the terms and conditions set forth in an Employment Agreement, executed on September 25, 1997, by and between Sierra and Physician (the "Employment Agreement");

     E. Prospect Medical Holdings, Inc., a Delaware corporation that is affiliated with Sierra, has a vacancy on its Board of Directors and its remaining Directors have proposed electing Physician to fill the vacancy for the remaining term of office; and

     F. Physician and Sierra desire to terminate the Employment Agreement and in its stead Company desires to provide the services of Physician to Sierra pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   TERMS AND CONDITIONS OF CONSULTING ARRANGEMENT

     1.1 CONSULTANT. Company hereby agrees to provide certain services of Physician to Sierra as a consultant at the Practice subject to the terms and conditions hereinafter set forth.

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     1.2    SERVICES TO BE PROVIDED.  Company shall cause Physician to render such services as may be mutually agreed upon by Physician and Sierra as being required for the administration and operation of the Practice. Company shall also cause Physician to provide medical services at the Practice as mutually agreed upon by Physician and Sierra. Physician shall provide covered services on a readily available and accessible basis during normal business hours at Physician's usual place of business and shall arrange for emergency services twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

     1.3 FACILITIES. Sierra agrees to provide adequate office space for the performance of the duties of Physician as contemplated in this Agreement including, but not limited to, an appropriate examination room and waiting room space at the Practice for conducting Physician's medical services in conformity with the prevailing standard of care in the community.

     1.4 NON-PHYSICIAN PERSONNEL. Through necessary arrangements, Sierra will provide Physician with adequate non-physician personnel including, but not limited to, nursing staff, reception and secretarial staff, to assist Physician in the performance of his duties. Physician may recommend certain persons to Sierra for any or all of the above positions, provided that all hiring and firing decisions shall be made by Sierra in its sole discretion.

     1.5    QUALIFICATIONS.

            (a) Company and Physician hereby represent and warrant to Sierra that except as set forth on Exhibit A attached hereto, Physician:

                 (i) Is currently duly licensed and qualified to engage in the practice of medicine in the State of California pursuant to the requirements of the Medical Board of California;

                 (ii) Has or will obtain such qualifications required to meet the criteria necessary to provide professional services at the Practice;

                 (iii) Has all necessary narcotics and controlled substances registration numbers and licenses for the performance of his duties hereunder;

                 (iv) In no state has Physician's license to practice medicine ever been suspended, restricted, denied or revoked:

                 (v) Has never been reprimanded, sanctioned or disciplined by a licensing board or state or local medical society or specialty board or any healthcare facility;

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                 (vi)    Has maintained, or there has been maintained on
Physician's behalf, professional liability insurance coverage in the amount of $1,000,000 individually, and $3,000,000 in the aggregate;

                 (vii) No action based on an allegation of malpractice by Physician has ever been settled by payment to the plaintiff of an aggregate amount in excess of Thirty Thousand Dollars ($30,000); and

                 (viii) Has never resigned from or been denied membership or reappointment of membership on the medical staff of any hospital, and no hospital medical staff membership or clinical privileges of Physician have ever been suspended, curtailed, denied or revoked.

            (b) In the event any representation or warranty set forth above becomes untrue or inaccurate in any material respect during the Term (as hereinafter defined), Company or Physician shall send the Practice a notice (the "Physician Warranty Notice") within ten (10) days thereafter setting forth with reasonable particularity the reasons why such representation or warranty has become untrue or inaccurate.

            (c) In addition, Physician shall at all times during the Term of this Agreement comply with applicable federal, state and municipal laws including, without limitation, all licensing requirements, other applicable statutes and ordinances, rules and regulations of governmental agencies regulating Physician's profession, and applicable ethical standards.

     1.6 FEES, BILLINGS AND COLLECTIONS. Sierra shall bill and collect all fees for the services that are provided for the patients of Physician ("collected revenues"), and Physician and Company agree that neither Company nor Physician shall take any actions whatsoever to bill (or cause to be billed, other than by Sierra or its designee) any patient or other individual or entity for any such services. The fees for services rendered by Physician shall be established by Sierra. The fees for services may be changed from time to time by Sierra to reflect charges that may have been agreed upon between Sierra and third-party providers, including insurance companies, managed care plans, HMOs and PPOs. Sierra (or its designee) shall bill Physician's charges and collect payments for all Physician's services, and Company agrees that Physician shall work with Sierra's office staff to ensure the prompt billing of all patients for all services rendered and shall use his or her best efforts to help office staff (or Sierra's designee) collect all patient accounts. The "Physician charges" shall mean all billings for all of Physician's services provided hereunder. All fees from billings generated by Physician shall be the sole and exclusive income of Sierra, and Company and Physician expressly and irrevocably transfer, assign or otherwise convey to Sierra all right, title and interest of Company or Physician in and to any fees resulting from or incident to Physician's practice of medicine under this Agreement.

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     1.7    PHYSICIAN MEDICAL RECORDS.  The medical records maintained by
Physician relating to patients seen by him during the term of this Agreement are the property of Sierra, and Physician will comply with all applicable laws with regard to maintaining them.

     1.8 DUTIES. Except for services rendered at Physician's gastroenterology practice, as provided herein below, Company agrees that Physician shall devote his professional working time and attention to the practice of medicine and the management of the Practice for the benefit of the Practice under the terms of this Agreement. Company agrees that Physician shall not engage in the practice of medicine, either directly or indirectly, alone or in association with others, including covering calls for other physicians except as a consultant to Sierra and for the benefit of Sierra and the Practice, except as otherwise provided herein. Further, Company agrees that, except as otherwise provided herein, Physician shall not become an employee of any other group, hospital or institution wherein Physician provides direct or indirect services to patients of such entities. Except for services rendered in Physician's internal medicine and gastroenterology practice, as provided herein below, all fees and billings produced by Physician for services to patients other than patients of the Practice shall be income of the Practice. Company agrees that Physician's duties shall include, but not be limited to the following:

            (a) Providing professional medical services within Physician's field of practice to any and all patients of the Practice in any office of the Practice, regardless of whether the patients are covered by indemnity plans, managed care plans, Medicaid (Medi-Cal) or Medicare plans;

            (b) Keeping, preparing and maintaining appropriate records, claims reports and correspondence (including, without limitation, patient charts) relating to all services rendered by him under this Agreement in accordance with all Practice, professional, and governmental record keeping and reporting requirements, all of which records shall be and remain the property or in the possession of Sierra;

            (c) Attending professional conventions and medical education seminars and generally performing all things necessary to maintain and improve his medical practice and professional skills, provided that all absences from the Practice for such purposes must be approved in advance by Sierra, in its sole discretion; and

            (d) Performing such other duties as Sierra shall from time to time reasonably direct.

            Nothing in this Agreement is intended nor shall be construed as limiting or restricting Physician's right to engage in any activity unrelated to the direct practice of medicine, provided that such activities do not interfere with Physician's performance of his or her obligations hereunder.

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            During the Term, Company agrees that Physician shall not, at any time or place, either directly or indirectly, engage in the practice of medicine or surgery to any extent whatsoever, except pursuant to and in accordance with this Agreement. Except as otherwise expressly provided herein, Company agrees that Physician shall comply with all policies and procedures applicable to Practice employees generally. Notwithstanding the foregoing, Physician shall be entitled to maintain an internal medicine and gastroenterology practice located at 44725 10th Street West, Suite 250, Lancaster, CA 93534 provided that he shall not perform medical services for any capitated primary care patient outside the consulting arrangement between Company and Sierra pursuant to this Agreement.

            Nothing herein shall be construed to prevent Physician from receiving honoraria or other stipends for performing services outside the scope of his consulting arrangement hereunder; provided however, that Physician shall not perform any such services on behalf of any competitor of Sierra or its affiliates.

2.   COMPENSATION

     2.1 FEES. Sierra shall pay Company Eighty-four Thousand Four Hundred Dollars ($84,400) annually. Sierra shall pay Company on a monthly basis in arrears in accordance with Sierra's policies in effect from time to time. Such fees shall be increased at Sierra's sole discretion, based on performance criteria established by Sierra. Such amount includes reimbursement for automobile expenses, phone expenses and continuing education classes. Physician shall not seek any other payment or surcharge from any enrollee for covered services under any circumstances, including but not limited to the event of Sierra's or any contracting health plan's insolvency, or Sierra's nonpayment of Physician, except as may be expressly provided in the agreement between enrollee and the contracting health plan. Sierra or a contracting health plan, upon receiving notice of any such surcharge or other prohibited payment by Physician, shall take appropriate action to assist the affected enrollee in obtaining restitution and to prevent a recurrence by, for example, terminating this Agreement for material breach, which shall be deemed not to be subject to cure unless otherwise determined by Sierra, in its sole discretion. The term "surcharge" shall have the meaning provided in regulations promulgated pursuant to the Knox-Keene Health Care Service Plan Act of 1975.

     2.2 BENEFITS. During the term of this Agreement, on Company's behalf Sierra shall provide Physician and his or her beneficiaries with certain benefits commensurate with those received by Sierra's and Prospect Medical Holdings, Inc. senior management, including, but not limited to, the following:

            (a) Physician shall be entitled to participate in Sierra's retirement 401(k) and other benefit plans as offered from time to time at a level commensurate with the retirement benefits offered to Sierra's employees;

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            (b)  Coverage under a policy of disability insurance;

            (c)  Participation in Sierra's Stock Option Plan;

            (d) A policy of medical insurance for Physician and Physician's immediate family;

            (e) A policy of dental insurance for Physician and Physician's immediate family; and

            (f) A policy of vision insurance for Physician and Physician's immediate family.

     However, with respect to the foregoing benefits, Sierra's life insurance company, if any, and/or disability insurer, if any, may require Physician to satisfactorily pass a physical examination in order to issue a life insurance policy to Physician, and Physician shall comply with all such reasonable requirements. In addition, Sierra may elect to obtain key-man life insurance coverage on Physician, and Physician agrees to submit to any required examination therefor.

     2.3 VACATION BENEFITS. Company shall be entitled to allow Physician four weeks of paid vacation for each twelve month period ending on September 24, commencing on the date hereof; provided, however, that for the twelve month period ending on September 24, 1998, the amount of such paid vacation shall be reduced by any such paid vacation taken by Physician under the Employment Agreement. Additionally, Company shall be entitled to allow Physician to take up to one week per year for continuing medical education classes.

     2.4 MALPRACTICE INSURANCE. Sierra will purchase and maintain a professional liability insurance policy for Physician on Company's behalf which will cover acts or omissions commencing with the Effective Date through the termination of this Agreement at a level commensurate with that paid by Sierra for physician employees.

3.   TERM AND TERMINATION OF AGREEMENT

     3.1 CONTRACT TERM. The initial term of this Agreement shall commence on March 1, 1998 (the "Effective Date"), and shall terminate on September
24, 2000, subject to earlier termination of this Agreement as provided herein.

     3.2 TERMINATION WITHOUT CAUSE. No party may terminate this Agreement or Physician's consulting arrangement hereunder, without cause.

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     3.3    TERMINATION BY SIERRA.  Sierra may terminate this Agreement hereunder at any time for "cause" by giving notice of termination (the "Termination Notice") to the Company. Cause includes the following:

            (a) Upon material violation by Company or Physician of any provisions of this Agreement or the rules, policies, and/or procedures of the Practice.

            (b) Upon repeated failure by Physician to meet utilization, performance, or productivity standards established by Sierra for the Practice.

            (c) Upon revocation, cancellation, suspension or limitation of Physician's professional license, or disciplinary action in any state by an appropriate licensing authority including, without limitation, the revocation, suspension, limitation, or reduction of such license or of Physician's DEA license.

            (d) Upon cancellation of Company's or Physician's coverage, or his uninsurability, under the terms and conditions of the professional liability insurance provided by Sierra as set forth above.

            (e) Upon the imposition of any restrictions or limitations on Company or Physician by any governmental or professional authority having jurisdiction over Physician to such an extent that Company or Physician cannot engage in the practice of medicine as required hereunder.

            (f) Upon Company's or Physician's conviction of a felony or crime of moral turpitude.

            (g) Upon repeated failure by Company or Physician to conform and comply with Sierra's professional requirements concerning maintenance of medical records.

            (h) Upon the use of alcohol or a controlled substance which materially impairs the ability of Physician to effectively perform Physician's duties and obligations under this Agreement.

            (i) If Sierra, in good faith, determines that Physician is not providing adequate patient care or that the health, safety or welfare of patients is jeopardized by continuing the consulting arrangement with the Company for the services of Physician.

            (j) In the event the performance by either party hereto of any term, covenant, condition or provision of this Agreement should jeopardize (1) the licensure of Sierra, any Affiliate of Sierra, or Physician, or (2) Sierra's (or any Affiliate's) or Physician's participation in,

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or reimbursement from, Medicare, Medicaid (Medi-Cal) or other reimbursement or payment programs; or if for any other reason said performance should be in violation of any statute, ordinance, or be otherwise deemed illegal, by a state or federal court or governmental agency (collectively, "Jeopardy Event"), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event. In the event the parties are unable to negotiate such an amendment within fifteen (15) days following such notice, then the provisions of this Agreement that give rise to the Jeopardy Event shall be ineffective only to the extent that they are in contravention of applicable law or otherwise give rise to the Jeopardy Event, without invalidating the remaining provisions of this Agreement, unless the same should defeat an essential business purpose of this Agreement.

     3.4 TERMINATION BY COMPANY OR PHYSICIAN. Company or Physician may terminate this Agreement at any time for "cause." Cause is limited to a material breach by Sierra of a material term of this Agreement. In the event Company or Physician terminates this Agreement for cause, termination shall be effective upon two (2) weeks notification to Sierra by Company or Physician. In such case, upon notification, Sierra shall have a two (2) week period in which to cure such breach.

     3.5 EFFECT OF TERMINATION. Unless otherwise set forth below, neither Company nor Physician shall be entitled to any severance pay for the services of Physician upon the termination this Agreement by Sierra for cause. Company shall only be entitled to receive accrued but unpaid fees for the services of Physician through the date of such termination. Upon and after termination of this Agreement, Physician will be provided full access to copy Sierra patient medical records in the event of a malpractice action or administrative investigation or proceeding against Physician.

4. CONFIDENTIALITY/TRADE SECRETS. Company and Physician acknowledge that the position of Physician with the Practice will be one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of Sierra and all of its Affiliates (as defined below), during the term of this Agreement and thereafter. Company and Physician covenant and agree as follows:

     4.1 PROTECTION. That Company and Physician shall use their best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of Sierra and its "Affiliates" (which term as used in this Agreement shall include any person, corporation, partnership, general partner or other entity that (i) provides management or other services to the Practice ("Manager"), or (ii) directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Sierra or Manager), including, without limitation, their trade secrets, proprietary information, the identity of their

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customers and suppliers, their arrangements with their customers and suppliers, and their technical data, records, compilations of information, processes, computer software, and specifications relating to their customers, suppliers, products and services (collectively, "Confidential Information").

     4.2 NONDISCLOSURE. That neither Company nor Physician shall disclose any Confidential Information, except as may be required in the course of Physician's consulting arrangement or as may be required by law.

     4.3 NON-USAGE. That neither Company nor Physician shall use, directly or indirectly, for its or his own benefit or for the benefit of another, any Confidential Information.

     The covenants contained in this Section 4 shall not be applicable to any information which is in the public domain other than as a result of action by Company or Physician or which Company or Physician can establish was obtained from sources other than Sierra or any of its Affiliates, who are not under a duty of nondisclosure. All Confidential Information and all files, records, documents, drawings, specifications, computer software, memorandums, notes, or other documents relating thereto or otherwise relating to the business of Sierra and its Affiliates or the Practice, whether prepared by Company or Physician or otherwise coming into its or his possession, shall be the exclusive property of Sierra (and/or its Affiliates, as applicable) and shall be delivered to Sierra or its Affiliates as appropriate and not retained by (nor any copies thereof retained by) Company or Physician upon termination of the consulting arrangement hereunder for any reason whatsoever.

5.   NON-SOLICITATION; NON-DIVERSION.

     5.1 PLAN MEMBER CONTACT. Company and Physician acknowledge and agree that Sierra has expended a great deal of time, effort and money in developing its business and obtaining the patients enrolled in prepaid capitated health plans (each a "Plan Member") that are enrolled with Sierra, and that all of the patients to whom Physician renders professional medical services pursuant to this Agreement are and will remain patients of Sierra ("Sierra Patients"). Because of this, Sierra considers, and Company and Physician acknowledge, that the Sierra Patients constitute an important corporate asset and Sierra's Plan Member lists constitute valuable proprietary information. In consideration of Sierra providing current Sierra Patients (I.E. Plan Members), as well as future Sierra Patients, to Physician, Company and Physician acknowledge and agree that Sierra will suffer irreparable harm and injury if Company or Physician attempts to, or does, communicate with Sierra Patients in any way concerning termination of this Agreement or concerning any other Sierra business matter. As such, Company and Physician expressly waive any rights (including those set forth in California Business and Professions Code Section 651) to contact Sierra Patients in any way about the termination of this Agreement or about any other Sierra business matter. Company and Physician agree that, except to the extent

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that Sierra has provided written authorization, neither Company nor Physician shall directly contact Sierra Patients, their employers or health plans in regard to business related matters pertaining to Sierra contracted heath plans including, but not limited to, (1) switching plans or similar entities or contracting directly with Company or Physician (or some other provider organization that Physician is a member of) instead of Sierra; (2) the options Sierra Patients have to transfer to other plans (or to switch to other providers) as a result of termination of this Agreement; or (3) the fact that the Sierra Patient will no longer be able to obtain services from Physician. Understanding and acknowledging the foregoing, Company and Physician agree to cooperate fully with Sierra in any communications to Sierra Patients concerning termination of this Agreement and other Sierra business matters, and Company and Physician agree not to interfere in any way with the relationship between Sierra and Sierra Patients. In the event that either Company or Physician violates this provision, Sierra may seek a temporary restraining order and/or injunction to preclude such activity, as well as all appropriate damages resulting from Company's or Physician's breach of this provision. Notwithstanding the foregoing, nothing contained herein shall be construed to limit the Physician's opportunity to discuss with any Sierra Patient information relevant to such Sierra Patient's medical condition, including such Sierra Patient's treatment options, alternative plans or other coverage arrangements.

     5.2 NON-SOLICITATION OF PLAN MEMBERS. As part of the consideration for Sierra to enter into this Agreement, during the initial and any succeeding term of this Agreement and for a period of three (3) years following the date of termination of this Agreement, neither Company nor Physician will directly or indirectly, either individually or on behalf of or as a provider for any person or entity other than Sierra whose business competes with the business of Sierra,
(i) advise any Sierra Plan Member or patient to disenroll from Sierra, or
(ii) solicit any Plan Member or patient or any Plan Member's or patient's employer to become enrolled with any other health maintenance organization, provider organization, or any other similar hospitalization or medical payment plan or insurance program. Company and Physician shall use their best efforts to ensure that no employee, agent or independent contractor of Company or Physician makes any derogatory remarks regarding Sierra to any Plan Member, Plan Member's employer, health plan or health maintenance organization.

     5.3 OTHER AGREEMENTS FOLLOWING TERMINATION. Nothing contained herein shall prevent Physician, following the termination of this Agreement, from:

            (a) Entering into contracts or other agreements with any capitated health plan that does not have an agreement or contract with Sierra as of the date of this Agreement;

            (b)  Providing services to fee for service patients; or

            (c) Joining or otherwise becoming a member of an independent practice association or physician network.

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     Notwithstanding the foregoing, in the event a Sierra Patient seeks, without being solicited or otherwise contacted by Physician or any agent of Physician in violation of the provisions of Sections 5.1 and 5.2 herein, to receive medical services from Physician and Physician desires to provide medical services to such former Sierra Patient, Physician shall only be entitled to provide such services as an outside provider of Sierra under the terms of Sierra's standard participating provider agreement then in effect, and pursuant to Sierra's agreement with the respective health plan under which the capitation payments for such former Sierra Patient are paid.

6. REMEDIES FOR BREACH OF COVENANTS OF PHYSICIAN. The covenants set forth in Sections 4 and 5 of this Agreement shall continue to be binding upon Company and Physician notwithstanding the termination of this Agreement for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by Company or Physician against Sierra or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Sierra or any of its Affiliates of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that temporary and permanent injunctive relief shall be available to prevent the breach or any threatened breach thereof, without the necessity of proof of actual damages and without the necessity of posting a bond, cash or otherwise. In this connection, Company and Physician agree not to assert any defense that monetary damages would be sufficient.

7. DEFAULT. Any default by Sierra in the payment when due of any amount owed by Sierra to Physician under the Contingent Promissory Note, of even date herewith, issued from Sierra to Physician, in the original principal amount of $1,125,000, of which $1,068,750 principal amount is currently outstanding, which default continues for a period of ten (10) days, shall constitute a default under this Agreement. Upon written notice from Physician of such default, Sierra shall have a thirty (30) day period in which to cure such default. In the event Sierra fails to cure such default within thirty (30) days of such notice, at Physician's or Company's option, except for the provisions continued in Sections 4 and 5 herein above, which shall remain in full force and effect, this Agreement shall terminate and neither Physician nor Company shall have any further obligations hereunder.

8. ARBITRATION. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

     8.1 All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the

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provisions of this Section 8.  Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

     8.2 There shall be one arbitrator. If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a single arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (JAMS) panel, and selected in the sole discretion of the JAMS administrator.

     8.3 The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

     8.4 The substantive law of the State of California shall be applied by the arbitrator.

     8.5 Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

     8.6 All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

     8.7 Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order.

     8.8 The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible. No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

9. CONTRACTS. Neither Company nor Physician shall have the right or authority and each hereby expressly covenants not to, enter into a contract in the name of Sierra or the Practice or otherwise bind Sierra or the Practice, in any way, without the express written consent of Sierra.

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Company and Physician shall hold Sierra and the Practice harmless from any loss attributable to a violation of this covenant.

10. USE OF PREMISES. Company and Physician covenant not to use, or permit any other personnel under the control of Company or Physician to use, any part of the premises of the Practice for any purpose other than the performance of services hereunder.

11.  MEDICAL RECORDS.

     11.1 ENROLLEE RECORDS. Physician shall maintain the usual and customary records, in accordance with all applicable federal and state statutory and regulatory requirements, for each enrollee in the same manner as for other patients of Physician. Each enrollee's medical record shall be opened upon the enrollee's first visit to Physician, and all enrollees' medical records shall be completed in a timely fashion, be legible, and fully document billed services.

     11.2 ACCESS TO RECORDS. Subject to applicable federal and state law regarding privacy and confidentiality requirements, Physician shall, upon reasonable request, make an enrollee's medical records available to Sierra and to any contracting health plans, and to each Sierra physician treating the enrollee and to duly authorized representatives of federal, state and local governments.

     11.3 CONFIDENTIALITY. Except as otherwise required by applicable law, Sierra and Physician agree to keep confidential, and to take the usual precautions to prevent the unauthorized disclosure of, any and all records required to be prepared or maintained by Physician hereunder.

12.  MISCELLANEOUS.

     12.1 NOTICES. Any notice, demand, or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

     Physician:          Sinnadurai E. Moorthy, M.D.
                         44725 10th Street West, Suite 250
                         Lancaster, California 93534


     Company:            S. E. Moorthy, M.D., Inc.
                         c/o Sinnadurai E. Moorthy, M.D.
                         44725 10th Street West, Suite 250
                         Lancaster, California 93534

     Sierra:      Sierra Primary Care Medical Group, Inc.
                         c/o Prospect Medical Group, Inc.
                         18200 Yorba Linda Blvd., Suite 409
                         Yorba Linda, California 92886
                         Attention: Gregg DeNicola, M.D.

     with a copy to:     Miller & Holguin
                         1801 Century Park East, 7th Floor
                         Los Angeles, California 90067
                         Attention:  Dale S. Miller, Esq.

     12.2 GOVERNING LAW. This Agreement has been executed and delivered and shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

     12.3 ENFORCEMENT. In the event that any party shall be required to enforce the terms of this Agreement, whether with or without arbitration, the prevailing party shall be entitled to recover the costs of such action, including reasonable attorneys' fees.

     12.4 NON-LIABILITY OF ENROLLEE . Company shall cause Physician to look solely to Sierra and contracting health plans for payment for services rendered to enrollees (excluding non-covered benefits and copayments). In the event that Sierra or contracting health plans fail to pay for services as provided in this Agreement, enrollees shall not be liable to Physician for any services owed to Physician by Sierra or contracting health plans, and no claim or action of law shall be maintained by Physician against enrollee for such services rendered to enrollee.

     12.5 STATUTORY AND REGULATORY REQUIREMENTS. The parties understand and agree that they and contracting health plans are subject to the requirements of Chapter 2.2 of Division 2 of the California Health and Safety Code and of Subchapter 5.5 of Chapter 3 of Title 10 of the California Code of Regulations, and that any provision required to be included in this Agreement by such requirements shall be applicable to this Agreement, whether or not specifically provided herein.

     12.6 MAINTENANCE OF RECORDS. Physician agrees to maintain such records and provide such information to Sierra, contracting health plans and the Commissioner of Corporations of the State of California as may be necessary for compliance with the provisions of the Knox-Keene Health Care Service Plan Act of 1975 and all rules and regulations adopted pursuant thereto; such records shall be retained by Physician for at least two (2) years, and this obligation shall continue after termination of this Agreement whether by rescission or otherwise.

     12.7 ACCESS TO BOOKS, RECORDS AND PAPERS. To the extent required by the Knox-Keene Health Care Service Plan Act of 1975 and all rules and regulations adopted pursuant thereto,

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

Sierra, any contracting health plan and the Commissioner of Corporations of the State of California shall have access at reasonable times upon demand to the books, records and papers of Physician relating to the services provided by Physician to enrollees, to the cost thereof, to payments received by Physician from enrollees and to the financial condition of the Physician.

     12.8 QUALITY ASSURANCE AND PEER REVIEW. Physician shall participate in, cooperate and comply with all applicable requirements of Sierra's and any contracting health plan's Quality Assurance/Utilization Review Program, which shall include a system for monitoring and evaluating quality and accessibility of care including, but not limited to, waiting times and appointments. If Physician fails to comply with such quality assurance/utilization review requirements, Physician agrees that compensation otherwise due Physician hereunder for the services in question may be subject to forfeiture, in whole or in part, according to the policies of Sierra or any contracting health plan.
 .
     12.9 GRIEVANCE PROCEDURES. Physician shall identify and cooperate with Sierra and any contracting health plans in identifying, processing and resolving all enrollee complaints and grievances pursuant to the grievance procedures set forth by Sierra or any contracting health plan.

     12.10  ENTIRE AGREEMENT.  This Agreement, together with the
Non-Competition Agreement executed on September 25, 1997, by and between Sierra and Physician, shall constitute the entire agreement of the parties with respect to the subject matter hereof and may not be amended except in writing signed by both of the parties hereto. This Agreement shall supersede and replace the Employment Agreement. No oral statements or prior written materials not specifically incorporated herein, including but not limited to the Employment Agreement, with respect to the subject matter hereof, shall be of any force or effect.

     12.11 SEVERABILITY. In the event any provision of this Agreement is held to be unenforceable or void for any reason, the remainder of the Agreement shall be unaffected and shall remain in full force and effect in accordance with its terms, unless such unenforceability or svoidness defeats an essential business term hereof.

     12.12 NO ASSIGNMENT; BINDING EFFECT. Neither Company nor Physician shall assign this Agreement to any other party or parties without the prior written consent of Sierra. Except for an assignment to Imperial Bank, a California banking corporation, pursuant to applicable law, Sierra shall not assign this Agreement to any other party or parties without the prior written consent of Company and Physician. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     12.13 HEADINGS. The headings used herein are for convenience only and do not limit the contents of this Agreement.

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

     12.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

     12.15 CHANGE OF CIRCUMSTANCES. In the event (i) Medicare, Medicaid (Medi-Cal), any third-party payor or any federal, state or local legislative or regulatory authority adopts any law, rule, regulation, policy, procedure or interpretation thereof which establishes a material change in the method or amount of reimbursement or payment for services under this Agreement, or (ii) any or all of such payors/authorities impose requirements which require a material change in the manner of any party's operations under this Agreement and/or the costs related thereto, then, upon the request of any party materially affected by any such change in circumstances, the parties shall enter into good faith negotiations for the purpose of establishing such amendments or modifications as may be appropriate in order to accommodate the new requirements and change of circumstances while preserving the original intent of this Agreement to the greatest extent possible. If, after thirty (30) days of such negotiations, the parties are unable to reach an agreement as to how or whether this Agreement shall continue, then any party may terminate this Agreement upon thirty (30) days prior written notice.

     12.16 COMPLIANCE WITH LAW. The parties recognize that this Agreement at all times is to be subject to applicable state, local and federal law.

     12.17 CONTINUING CARE OBLIGATION. As required by the Knox-Keene Act, upon the termination of this Agreement, Physician shall continue to provide covered services to enrollees who are eligible for covered services under any contracting health plan's evidence of coverage, or by operation of law, and who are receiving covered services rendered by Physician as of the date of such termination until: (a) the covered services being rendered by the Physician are completed; or (b) the contracting health plan or Physician makes reasonable and medically appropriate provision for the assumption of such covered services by another participating provider. Physician shall be compensated for such services according to the terms of this Agreement.

     12.18 WAIVERS. Waivers of any of the provisions hereof may be effective only if signed by the party intending to be bound thereby.

     12.19 JOINT AND SEVERAL LIABILITY. Each of the Company and Physician shall have joint and several liability for any claims, losses, damages, liabilities, costs or expenses (including reasonable attorneys' fees) arising or resulting from a breach or default of any provision of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and year first above written.

SIERRA:                                 COMPANY:

SIERRA PRIMARY CARE MEDICAL GROUP,      S. E. MOORTHY, M.D., INC.
A MEDICAL CORPORATION


By: /s/ Jacob Y. Terner             By: /s/ Sinnadurai E. Moorthy
   ------------------------------       -----------------------------
     Jacob Y. Terner, M.D.              Sinnadurai E. Moorthy, M.D.,
                                        President

                                        PHYSICIAN:

                                        /s/ Sinnadurai E. Moorthy
                                        --------------------------------
                                        Sinnadurai E. Moorthy, M.D.


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